Exhibit 99.3

Contacts:	Francesca Marraro (media relations)	Christine Saenz (investor relations)
	(212) 857-5442	(212) 857-5986
	fmarraro@hms.com	csaenz@hms.com

HMS HOLDINGS CORP. DECLARES THREE-FOR-ONE STOCK SPLIT

New York, N.Y., July 11, 2011 —HMS Holdings Corp. (NASDAQ: HMSY) today announced that the shareholders approved the increase of its total authorized number of shares of common stock. Therefore, as previously announced, the Company will effect a three-for-one stock split of the Company’s common shares in the form of a common stock dividend. All shareholders of record as of the close of business on July 22, 2011, will receive two additional shares of common stock for each share held on that date. The additional shares of common stock will be distributed on August 16, 2011.

“We believe our decision to split the stock is reflective of our history of solid performance, our positive outlook for our company and our confidence in our ability to continue to create significant value for our shareholders,” said Bill Lucia, HMS President and Chief Executive Officer. “Furthermore, the additional outstanding shares will improve our marketability and liquidity in the market and make our common shares more attractive to a broader range of investors.”

About HMS (NASDAQ:HMSY)

HMS Holdings Corp, is the nation’s leader in coordination of benefits and program integrity services for healthcare payors. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 120 Medicaid managed care plans; the Centers for Medicare and Medicaid Services (CMS); and Veterans Administration facilities. As a result of the company’s services, clients recovered over $1.8 billion in 2010, and saved billions of dollars more through prevention of erroneous payments.

###